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                                                                   Exhibit 10(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 3 to this Registration Statement on Form N-1A of Master Large Cap Series Trust of our reports dated December 10, 2002 (January 7, 2003 as to Note 5) on Master Large Cap Core Portfolio and Master Large Cap Growth Portfolio, and December 10, 2002 on Master Large Cap Value Portfolio, appearing in the October 31, 2002 Annual Reports of Merrill Lynch Large Cap Core Fund, Merrill Lynch Large Cap Growth Fund and Merrill Lynch Large Cap Value Fund, respectively, of Merrill Lynch Large Cap Series Funds, Inc. and of Mercury Large Cap Core Fund, Mercury Large Cap Growth Fund and Mercury Large Cap Value Fund, respectively, of Mercury Large Cap Series Funds, Inc.


/s/ Deloitte & Touche LLP

Princeton, New Jersey
February 24, 2003